UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) November 17, 2009

NORDSTROM, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	001-15059	91-0515058
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

1617 SIXTH AVENUE, SEATTLE, WASHINGTON	98101
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE  (206) 628-2111
INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On November 17, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Nordstrom, Inc. (the “Company”) approved the form of 2010 Stock Option Award Agreement. Any stock options awarded under this agreement will be pursuant to the terms of the Nordstrom, Inc. 2004 Equity Incentive Plan (the “Plan”). Such awards will have a term of ten years with an exercise price equivalent to the fair market value of the Company’s stock on the date of grant. Under the terms of the agreement, vesting of any grant would occur at a rate of 25% annually, beginning one year from the date of the grant. A copy of the form of 2010 Stock Option Award Agreement is attached hereto as Exhibit 10.1.
In addition, on November 17, 2009 the Committee approved the form of 2010 Performance Share Unit Award Agreement. Performance Share Units (“PSUs”) are granted pursuant to the terms of the Nordstrom, Inc. 2004 Equity Incentive Plan. PSUs entitle the participant to settle in shares of Company Common Stock or to elect cash in lieu thereof upon the achievement of such performance goals as may be established by the Committee at the time of grant based on any one or combination of certain performance criteria enumerated in the Plan. If granted, any 2010 PSUs will be earned over a three-year period from fiscal year 2010 through fiscal year 2012. The percentage of PSUs granted that will actually be earned at the end of the three-year period is based on the Company’s total shareholder return compared to the total shareholder return of companies in a pre-defined group of retail peers. Additionally, PSUs will only be earned if the Company’s total shareholder return for the period is positive. A copy of the 2010 Performance Share Unit Award Agreement is attached hereto as Exhibit 10.2.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits

Exhibit
Number	Description
10.1	2010 Stock Option Award Agreement.

10.2	2010 Performance Share Unit Award Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President, General Counsel and Corporate Secretary
Dated: November 23, 2009

EXHIBIT INDEX

Exhibit
Number	Description
10.1	2010 Stock Option Award Agreement.

10.2	2010 Performance Share Unit Award Agreement.